UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2013
________________________

McDONALD'S CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Juridiction of Incorporation)

1-5231	36-2361282
(Commission File Number)	(IRS Employer Identification No.)
____________________________

One McDonald's Plaza
Oak Brook, Illinois
(Address of Principal Executive Offices)

60523
(Zip Code)
_______________________________

 (Registrant's telephone number, including area code):  (630) 623-3000
_______________________________

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

In reporting financial results, McDonald’s Corporation provides details pertaining to the calendar shift/trading day adjustment.  The calendar shift/trading day adjustment reflects the impact of the number of weekdays and weekend days on reported comparable sales and guest counts when compared to the prior year period.  The calendar shift/trading day adjustment does not take into account holidays, but the timing of holidays can also impact comparable sales and guest counts.

For the month of January 2013, the calendar shift/trading day adjustment consisted of one less Sunday and Monday, and one more Wednesday and Thursday compared with January 2012. The resulting adjustment varied by area of the world, ranging from approximately -1.2% to 0.8%. In its Form 8-K filed on February 8, 2013 reporting January sales, McDonald’s Corporation incorrectly reported a range of approximately -0.9% to 0.8%.

For the month of March 2013, the calendar shift/trading day adjustment consisted of one less Thursday and one more Sunday compared with March 2012. The resulting adjustment varied by area of the world, ranging from approximately -0.9% to 1.0%. In its Form 8-K filed on April 19, 2013, McDonald’s Corporation incorrectly reported a range of -0.9% to 0.6%.

McDonald’s Corporation posts the calendar shift/trading day adjustments for all reporting segments on its website (www.investor.mcdonalds.com) and has updated this information to reflect the corrected Asia/Pacific, Middle East and Africa (AMPEA) and Global calendar shift/trading day adjustments for January through June of 2013.

The 2012 and 2011 calendar shift/trading day adjustments for APMEA and Global are under review.  The magnitude of any potential revisions is expected to be similar to the changes made for 2013.  Any revisions to the calendar shift/trading day adjustments for these years will be posted to the Company’s website by May 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD'S CORPORATION
(Registrant)

Date: May 3, 2013	By:	/s/ Brian Mullens
Brian Mullens
Corporate Vice President - Assistant Controller